Berkower LLC.
517 Route One, Suite 4103
Iselin, NJ 08830
(732) 781-2712
Miami ? Los Angeles ? Cayman Islands
INDEPENDENT AUDITORS? REPORT
To the Stockholders and Board of Directors of AFR Inc.
Report on the Financial Statements
We have audited the accompanying financial statements of AFR Inc (the "Company"), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders? equity, and cash flows for the year ended December 31, 2020, and for the period from March 4, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.
Management?s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors? Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor?s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity?s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity?s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFR Inc as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and for the period from March 4, 2019 (inception) to December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of a Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenue and has experienced losses and a stockholders? deficit since its inception and has stated that substantial doubt exists about the Company?s ability to continue as a going concern.
Management?s evaluation of the effects and conditions and management?s plans regarding these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.
Berkower LLC
Iselin, New Jersey
February 11, 2021